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Exhibit 3.2

FORM OF

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

PINNACLE AIRLINES CORP.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

        Pinnacle Airlines Corp., a Delaware corporation, acting in accordance with Section 151 of the General Corporation Law of the State of Delaware, does hereby submit the following Certificate of Designations of its Series A Preferred Stock.

        FIRST:    The name of the corporation is Pinnacle Airlines Corp. (the "Corporation").

        SECOND:    On                        , 2002 and in accordance with authority conferred upon the board of directors of the Corporation (the "Board") by the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended or modified from time to time, the "Certificate of Incorporation"), the Board adopted the following resolutions:

        WHEREAS, the Certificate of Incorporation authorizes                        shares of preferred stock, par value $.01 per share (the "Preferred Stock"), issuable from time to time in one or more series;

        WHEREAS, the Board is authorized, subject to certain limitations prescribed by law and certain provisions of the Certificate of Incorporation, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such series;

        WHEREAS, the Board deems it advisable to establish a series of Preferred Stock, designated as Series A Preferred Stock, par value $.01 per share; and

        WHEREAS, the sole share of such series is to be issued to NWA Inc. ("NWA"), at the closing of the transactions contemplated by, and as an inducement to NWA to enter into, an Exchange Agreement, pursuant to which immediately prior to the initial public offering of the Corporation's common stock, NWA will transfer to the Corporation all of the issued and outstanding shares of common stock of Pinnacle Airlines, Inc., a Georgia corporation and the Corporation's operating subsidiary ("Pinnacle Airlines"), in exchange for    shares of common stock of the Corporation, which will constitute all of the issued and outstanding shares of the Corporation's common stock, one share of the Corporation's Series A Preferred Stock and a note in an aggregate principal amount of $150 million issued by the Corporation, in favor of NWA (the "Exchange Agreement");

        NOW, THEREFORE, BE IT RESOLVED, that the series of Preferred Stock designated as Series A Preferred Stock, is hereby authorized and established; and

        FURTHER, RESOLVED, that the Board hereby fixes and determines the designations, rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock as follows:

Section 1. Number of Shares and Designation.

          The designation of the series of Preferred Stock created by this resolution is "Series A Preferred Stock" (hereinafter called this "Series"), and the number of shares constituting this Series is one (the "Share"). The Share has a stated value of $100 and a liquidation preference of

  $100 (the "Liquidation Preference"), as described herein. The number of authorized shares of this Series may not be increased or reduced without the affirmative vote or written consent of the holder of the Share, voting separately as a class.

Section 2. Dividends.

          No dividends are payable in respect of the Share.

Section 3. Redemption.

          1.    The Share is redeemable by the Corporation at its option, for an amount equal to the Liquidation Preference, only upon or following the occurrence of any one of the following (each, a "Redemption Event"):

            (a)  the sale, transfer, assignment, pledge, option or other disposition of the Share or any of the beneficial or voting interest therein (other than a voting interest that does not constitute an Encumbrance (as defined below)), including any security derivative of such interest, by NWA or its successors to any other Person, other than to (i) an Affiliate (as defined below) of NWA or (ii) a successor in interest to Northwest Airlines, Inc. ("Northwest") that owns directly or indirectly at least a majority (based on fair market value) of the Airline Assets owned by Northwest; and

            (b)  the later of (i) the termination or expiration of the Airline Services Agreement, dated as of March 1, 2002, among the Corporation, Pinnacle Airlines and Northwest, as amended from time to time, other than as a result of a breach or wrongful termination thereof by the Corporation, Pinnacle Airlines or any of their successors thereunder or (ii) if Northwest continues to lease aircraft to the Corporation after the termination or expiration of the Airline Service Agreement, upon the termination or expiration of all such leases.

          2.    Notice of redemption of the Series A Preferred Stock must be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holder of the Share at its address as it appears on the records of the Corporation, (i) notifying the holder of the Share of the redemption of the Share and (ii) stating the place at which the certificate evidencing the Share will be surrendered. The Corporation will act as the transfer agent for the Series A Preferred Stock.

          3.    From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aside for payment, the Share will no longer be, or be deemed to be, outstanding for any purpose, and all rights, preference and powers (including voting rights and powers) of the holder of the Share will automatically cease and terminate, except the right of the holder of the Share, upon surrender of the certificate for the Share, to receive the redemption price.

Section 4. Voting.

          Neither the Share nor its holder (in respect of the Share) will have any voting rights or powers either general or special, except:

          1.    As required by law;

          2.    Without regard to whether a stockholder vote would be required under the General Corporation Law of the State of Delaware, the affirmative vote or written consent of the holder of the Share, voting separately as a class, given in person or by proxy, is necessary for authorizing, approving, effecting or validating:

            (a)  the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or any certificate amendatory thereto or supplemental thereto (including this

    Certificate of Designations), whether by merger, consolidation or otherwise, that would adversely affect the powers, designations, preferences and relative, participating or other rights of the Share;

            (b)  any amendment, alteration or repeal of, or the adoption of any provision inconsistent with, any of the provisions of Article SIX of the Certificate of Incorporation, whether by merger, consolidation or otherwise;

            (c)  a reorganization, merger, consolidation, share exchange, recapitalization or similar transaction relating to a Pinnacle Airlines Affected Company or a tender or exchange offer initiated by a Pinnacle Airlines Affected Company (each, a "Business Combination"); other than (i) a Business Combination in which a Subsidiary of Pinnacle Airlines transfers all or part of its assets into Pinnacle Airlines or another wholly owned Subsidiary of Pinnacle Airlines and (ii) a merger with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of that Person to another State of the United States or the form of organization of that Person;

            (d)  the sale or other disposition of any capital stock of Pinnacle Airlines or all or substantially all of the assets of any Pinnacle Airlines Affected Company, in a single transaction or a series of related transactions;

            (e)  the direct or indirect acquisition, whether in a single transaction or a series of related transactions, by a Pinnacle Airlines Affected Company of Airline Assets and associated employees, which Airline Assets on a stand alone basis would have pro forma annual passenger revenues for the four most recently completed fiscal quarters for which financial statements can be reasonably prepared in excess of the Revenue Threshold;

            (f)    any agreement pursuant to which (A) a majority of the directors of a Pinnacle Airlines Affected Company do not consist of the current directors as of [March 1, 2002] and individuals nominated by a majority of the board of directors of the Pinnacle Airlines Affected Company or (B) a Major Carrier is entitled to designate or has designated more than one director or nominee that will be part of the "slate" presented to stockholders with respect to the board of directors of a Pinnacle Airlines Affected Company;

            (g)  an increase in the number of directors of the Board; or

            (h)  the execution by a Pinnacle Airlines Affected Company of bona fide definitive agreements, the consummation of the transactions contemplated by which would result in a transaction described in the immediately preceding clauses (a), (b), (c), (d), (e), (f) or (g).

        3.    The right, voting separately as a series:

          (a)  to elect two directors (each, a "Northwest-Designated Director"), each to hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office (which directors shall be in addition to directors elected to the Board by the holders of the Corporation's Common Stock and by any other series of Preferred Stock or Series Common Stock of the Corporation that may be issued from time to time) to the Board at any meeting of stockholders of the Corporation at which directors are to be elected to the Board; and

          (b)  to remove any Northwest-Designated Director, with or without cause, at any time and elect a Northwest-Designated Director at any time there is a vacancy in Northwest-Designated Directors.

Section 5. Liquidation Rights.

          Upon the dissolution, liquidation or winding up of the Corporation, the holder of the Share is entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution is made on the common stock of the Corporation or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of $100, and no more.

          1.    Neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation with or into any other corporation or the merger of any other corporation with the Corporation, will be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.

          2.    After the payment to the holder of the Share of the full preferential amount provided for in this Section 5, the holder of the Share as such will have no right or claim to any of the remaining assets of the Corporation.

Section 6. Ranking.

          For purposes of this resolution, any stock of any class or classes of the Corporation, other than the Common Stock of the Corporation (as the same may be reclassified, changed or amended from time to time), will be deemed to rank prior to the Share upon liquidation, dissolution or winding up.

Section 7. No Additional Rights.

          Except as required by law and except as provided in the Certificate of Incorporation, neither the Series A Preferred Stock nor the holder of the Share, in respect of the Share, will be entitled to any rights, powers or preferences other than those set forth in this resolution.

Section 8. Definitions.

          Capitalized terms not otherwise defined in this Certificate of Designation shall have the following meanings in this Certificate of Designation:

            "Affiliate" means, as applied to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. After an initial public offering of the Corporation's stock, the Corporation and Pinnacle Airlines will not be deemed to be Affiliates of NWA or any of its Affiliates.

            "Airline Assets" means those assets used, as of the date of determination, in the relevant Person's operation as an air carrier.

            "Beneficial Ownership" has the meaning given such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, and "Beneficially Owned" has a correlative meaning.

            "Capital Stock" of any Person means any and all shares, interests, rights to purchase, options, warrants, participation or other equivalents of or interests in (however designated) the equity of such Person, including any preferred stock.

            "Encumbrance" means the direct or indirect grant by NWA or its successor to any other Person of the sole or shared power or right to vote or consent, or direct the voting or consenting of, the Share in any respect, whether by proxy, voting agreement, arrangement, or understanding (written or otherwise) voting trust, or otherwise (other than a revocable proxy granted to any director, officer or employee of NWA or the Corporation, or any counsel for NWA, or by joining a partnership, limited partnership, syndicate or other voting group or otherwise acting in concert with another Person (other than a revocable proxy referred to above) for the purpose or with the effect of voting or directing the vote of the Share.

            "Holding Company" means, as applied to a Person, any other Person of whom such Person is, directly or indirectly, a Subsidiary.

            "Major Carrier" means an air carrier (other than Pinnacle Airlines and its successors and any Subsidiary thereof or Northwest and its successors and any Subsidiary thereof), the annual passenger revenues of which (including its Subsidiaries' predecessor entities) for the most recently completed fiscal year for which audited financial statements are available are in excess of the Revenue Threshold (as defined below) as of the date of determination (or the U.S. dollar equivalent thereof).

            "Person" means an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

            "Pinnacle Airlines Affected Company" means (a) Pinnacle Airlines, (b) any Holding Company of Pinnacle Airlines, or (c) any Subsidiary of Pinnacle Airlines or of any Holding Company of Pinnacle Airlines, that in each such case owns, directly or indirectly, all or substantially all of the Airline Assets of Pinnacle Airlines, such Holding Companies of Pinnacle Airlines and such Subsidiaries, taken as a whole. For the purposes of this definition, any references to Pinnacle Airlines include any successor Person.

            "Revenue Threshold" means five hundred million dollars ($500,000,000), as such amount may be increased based on the amount by which, for any date of determination, the most recently published Consumer Price Index for all-urban consumers published by the Department of Labor (the "CPI") has increased to such date above the CPI for calendar year 2001. For purposes hereof, the CPI for calendar year 2001 is the monthly average of the CPI for the 12 months ending on December 31, 2001.

            "Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 40% of the total Voting Power thereof or the Capital Stock thereof is at the time Beneficially Owned or controlled, directly or indirectly by (1) such Person, (2) such Person and one or more Subsidiaries of such Person, or (3) one or more Subsidiaries of such Person.

            "Voting Power" means, as of the date of determination, the voting power in the general election of directors, managers or trustees, as applicable.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its duly authorized officer this    day of            , 2002.

PINNACLE AIRLINES CORP.
By:

Name: Title:

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  Exhibit 3.2
FORM OF CERTIFICATE OF DESIGNATIONS OF SERIES A PREFERRED STOCK OF PINNACLE AIRLINES CORP.